Exhibit 1.1.2

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

CARD SERIES CLASS A(2022-2)

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: June 6, 2022

To:	CAPITAL ONE MULTI-ASSET EXECUTION TRUST

CAPITAL ONE FUNDING, LLC

Re:	Underwriting Agreement, dated June 6, 2022, relating to Class A(2022-2)

Series Designation:    Card series

Registration Statement:    Nos. 333-262382, 333-262382-01 and 333-262382-02

Terms of the Notes:

Initial Principal Amount	Interest Rate or Formula	Price to Public(1)
$2,500,000,000	3.49%	99.98402%

(1) Plus accrued interest, if any, at the applicable rate from June 14, 2022

Interest Payment Dates:

The 15th day of each calendar month (or, if not a business day, the next succeeding business day), beginning in August 2022.

Underwriters:

The Underwriters named on Schedule I attached hereto are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Owner Trustee: Deutsche Bank Trust Company Delaware.

Indenture Trustee: The Bank of New York Mellon.

Indenture: The Indenture, dated as of October 9, 2002 and as amended and restated as of January 13, 2006, and March 17, 2016, between Capital One Multi-asset Execution Trust, as issuer (the “Issuer”), and the Indenture Trustee.

Asset Pool Supplement: The Asset Pool 1 Supplement, dated as of October 9, 2002, and as amended by the First Amendment thereto, dated as of March 1, 2008, between the Issuer and the Indenture Trustee, as amended and supplemented from time to time.

Indenture Supplement: The Card series Indenture Supplement, dated as of October 9, 2002, as amended and restated as of March 17, 2016, between the Issuer and the Indenture Trustee.

Terms Document: The Class A(2022-2) Terms Document, dated as of June 14, 2022.

Pooling and Servicing Agreement: The Amended and Restated Pooling and Servicing Agreement, dated as of September 30, 1993, as amended and restated as of August 1, 2002, January 13, 2006, July 1, 2007, and March 17, 2016 and as amended by the First Amendment thereto, dated as of January 27, 2017, among Capital One Funding, LLC, as transferor, Capital One Bank (USA), National Association, as servicer, and The Bank of New York Mellon, as trustee for the Capital One Master Trust.

Purchase Price:

The purchase price payable by the Underwriters for the Notes covered by this Agreement will be 99.73402% of the principal amount of Notes to be issued.

Commissions, Concessions and Discounts:

The Underwriters’ discounts and commissions, the concessions that the Underwriters may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Notes, shall be as follows:

Discounts and Commissions	Price Concessions	Reallowance
0.25000%	not in excess of 0.15000%	not in excess of 0.07500%

Reimbursement of Expenses:

The Underwriters shall reimburse the Company for an amount not to exceed $0.00 for application towards expenses.

Time of Sale: 3:16 p.m. (Eastern Time (U.S.)) on June 6, 2022 (the time the first contract of sale was entered into as designated by the Representatives).

2

Closing Date:

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Company and the Issuer hereby agree that the Closing Date shall be June 14, 2022, 10:00 a.m., New York City time.

Location of Closing:

Orrick, Herrington & Sutcliffe LLP

Columbia Center

1152 15th Street, N.W.

Washington, D.C. 20005-1706

Address for Notice to Representatives:

Barclays Capital, Inc.

as an Underwriter and as a Representative

of the Underwriters

745 Seventh Avenue

New York, New York 10019

J.P. Morgan Securities LLC

as an Underwriter and as a Representative

of the Underwriters

383 Madison Avenue

New York, New York 10179

RBC Capital Markets, LLC

as an Underwriter and as a Representative

of the Underwriters

Three World Financial Center

200 Vesey Street

New York, New York 10281

Underwriters’ Foreign Jurisdiction Distributions:

Pursuant to Section 6(d)(iii) of the Underwriting Agreement, each Underwriter agrees to provide the Company, after the Closing Date, with a list of any foreign jurisdictions to which that Underwriter delivered a written confirmation in connection with its sale of Notes (it being expressly understood, for the avoidance of doubt, that this provision relates only to the initial distribution of the Notes, and not to secondary market sales).

3

Exhibit 1.1.2

The Underwriters agree, severally and not jointly, subject to the terms and provisions of the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the principal amount of the above-referenced Series of Notes set forth opposite their names on Schedule I hereto.

BARCLAYS CAPITAL INC.
as an Underwriter and as a Representative of the Underwriters named on Schedule I hereto

By:	/s/ Eric Chang
Name:	Eric Chang
Title:	Managing Director

J.P. MORGAN SECURITIES LLC
as an Underwriter and as a Representative of the Underwriters named on Schedule I hereto

By:	/s/ Alexander Wiener
Name:	Alexander Wiener
Title:	Executive Director

RBC CAPITAL MARKETS, LLC
as an Underwriter and as a Representative of the Underwriters named on Schedule I hereto

By:	/s/ Keith Helwig
Name:	Keith Helwig
Title:	Managing Director

COMET Class A(2022-2) Terms Agreement

S-1

Accepted:

CAPITAL ONE MULTI-ASSET EXECUTION TRUST

By:	Capital One Funding, LLC, not in its individual
capacity but solely as Beneficiary on behalf of the Issuer

By:	/s/ Eric D. Bauder
Name: Eric D. Bauder
Title: Assistant Vice President

CAPITAL ONE FUNDING, LLC
as Transferor and as Company

By:	/s/ Eric D. Bauder
Name: Eric D. Bauder
Title: Assistant Vice President

CAPITAL ONE BANK (USA), NATIONAL ASSOCIATION
as Seller

By:	/s/ Franco E. Harris
Name: Franco E. Harris
Title: Managing Vice President, Treasury Capital Markets

COMET Class A(2022-2) Terms Agreement

S-2

SCHEDULE I

Card series Class A(2022-2) Notes

Underwriters	Principal Amount

RBC Capital Markets, LLC	$800,000,000
Barclays Capital Inc.	$725,000,000
J.P. Morgan Securities LLC	$725,000,000
Academy Securities, Inc.	$62,500,000
Capital One Securities, Inc.	$62,500,000
CastleOak Securities, L.P.	$62,500,000
Siebert Williams Shank & Co., LLC	$62,500,000

Total:	$2,500,000,000